UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2011

KIT DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street - 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  +1 (212) 661-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

May 17, 2011

Item 2.01.            Completion of Acquisition or Disposition of Assets.

On  May 17, 2011, pursuant to a Sale and Purchase Agreement, dated March 15, 2011, we acquired from TXT e-Solutions S.p.A. (“TXT”) all of the outstanding capital stock of Polymedia  S.p.A., an Italian joint stock company  (“Polymedia”).  Headquartered in Milan, Italy with sales representative offices in several other European cities, Polymedia provides major network operators, broadcasters, media portals and industrial enterprises across Europe, North Africa and the Middle East with hosted IP video platform solutions that manage the entire lifecycle of video content from acquisition to distribution. Polymedia’s solutions have particularly deep capabilities in metadata-related workflow and third-party software integration.  Polymedia’s approximately 90 clients include Telecom Italia, Mediaset, Sky Germany, RAI, Telecinco, FastWeb, Vodafone Italia, RCS, Ericsson and Belgacom.

The purchase price for the acquisition of all of Polymedia’s outstanding capital stock was 24,746,000 Euros, consisting of 12,373,000 Euros in cash, and 12,373,000 Euros represented by 1,178,381 shares of our common stock (the “Consideration Shares”).  The number of Consideration Shares was calculated based on the volume weighted average price of our common stock during the 45 consecutive trading days ending on the fifth trading day immediately preceding the date of the Sale and Purchase Agreement, which equaled 10.50 Euros (or $14.59) per share (the “Final Average Closing Price”).

We also agreed in the Sale and Purchase Agreement, provided Polymedia reaches specified revenue and gross margin targets over the first two years post-closing, to issue up to 3,000,000 Euros in additional shares of our common stock to TXT.

Of the Consideration Shares issued to TXT at closing, 354,286 shares of common stock are being held in an escrow account for a period of up to 12 months following the closing to cover any losses or damages we may incur by reason of any misrepresentation or breach of warranty by TXT under the Sale and Purchase Agreement.

We agreed to prepare and promptly file a shelf registration statement with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 covering the resale of the Consideration Shares issued to TXT at closing, and thereafter use our best efforts to have the registration statement declared effective within 45 days following the closing date (or 120 days following the closing date in the event the registration statement is reviewed by the SEC) and to keep it effective for one year after the closing date.  If we fail to have the registration statement declared effective within the specified time periods, as well as in the events we fail to maintain the effectiveness of the registration statement throughout the period of one year after the closing date referred to above or the trading of our common stock on Nasdaq is suspended, TXT has the right to require us to repurchase for cash the shares of common stock TXT received in the acquisition at a price in an amount equal to the product of (i) the number of Consideration Shares to be repurchased by us and (ii) the Final Average Closing Price.

Prior to the acquisition, neither TXT nor Polymedia had any material relationship or association with us.  The acquisition purchase price was determined as a result of arm’s length negotiations between the parties.

The foregoing description of the Sale and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety.

Item 3.02.            Unregistered Sales of Equity Securities.

On May 17, 2011, we issued 1,178,381 shares of our common stock in the acquisition described above in reliance upon the exemption from registration afforded by Regulation S promulgated under the Securities Act of 1933.  The shares of common stock offered in the acquisition have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The information set forth above in Item 2.01 with respect to our issuance of shares to TXT is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), the financial statements of Polymedia S.p.A. are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d)            Exhibits.  The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Sale and Purchase Agreement, dated March 15, 2011, between TXT e-solutions S.p.A., Polymedia S.p.A. and KIT digital, Inc., as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: May 23, 2011	By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer